Exhibit 14

HUNGARIAN TELEPHONE AND CABLE CORP.

CODE OF ETHICS FOR

PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

AND OTHER ACCOUNTABLE PARTIES

(Adopted December 11, 2003)

I.	INTRODUCTION

This Code of Ethics for Principal Executive and Senior Financial Officers and other accountable parties of Hungarian Telephone and Cable Corp. (the “Code”) helps maintain Hungarian Telephone and Cable Corp.’s standards of business conduct and ensures compliance with legal requirements, including Section 406 of the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission (“SEC”) rules promulgated thereunder (including Item 406. “Code of Ethics” of Regulation S-K). The purpose of the Code is to set forth certain standards that Hungarian Telephone and Cable Corp. (the “Company”) believes are reasonably designed to deter wrongdoing and to promote:

1.	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.	Full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications made by the Company;

3.	Compliance with applicable governmental laws, rules and regulations;

4.	The prompt internal reporting to the Company’s General Counsel or a member of the Company’s Audit Committee (the “Audit Committee”) of violations of the Code; and

5.	Accountability for adherence to the Code.

The matters covered in this Code are of the utmost importance to Hungarian Telephone and Cable Corp., and our stockholders, and are essential to our ability to conduct our business in accordance with our stated values.

The Code is applicable to any person who may serve the Company in any of the following offices, roles and/or capacities, referred to in this Code as the Covered Parties:

1.	Principal executive officer;

2.	Principal financial officer;

3.	Principal accounting officer and controller; and

4.	Such additional persons as may be identified by the Audit Committee from time to time.

Ethical business conduct is critical to our business. The Covered Parties are expected to read and understand this Code, uphold these standards in day-to-day activities, and comply with all applicable policies and procedures. Because the principles described in this Code are general in nature, the Covered Parties should also review the Company’s other applicable policies and procedures for more specific instruction, and contact the General Counsel or a member of the Audit Committee if they have any questions.

Nothing in this Code, in any Company policies and procedures, or in other related communications (verbal or written) creates or implies an employment contract or term of employment.

The Covered Parties should sign the acknowledgment form at the end of this Code and return the form to the General Counsel indicating that they have received, read, understand and agree to comply with the Code. The signed acknowledgment form will be located in the Covered Parties’ personnel files.

II.	HONEST AND ETHICAL CONDUCT

We expect all Covered Parties to act with the highest standards of honesty and ethical conduct while working on the Company’s premises, at offsite locations where Company business is being conducted, at Company sponsored business and social events, or at any other place where the Covered Parties are representing the Company.

We consider honest conduct to be conduct that is free from fraud or deception and marked with integrity. We consider ethical conduct to be conduct conforming to accepted professional standards of conduct. Ethical conduct includes the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, as discussed in more detail in Section III below. By expecting the highest standards of honesty and ethical conduct, we expect our Covered Parties to stay far from the line differentiating honesty from dishonesty and ethical conduct from unethical conduct.

If you are unsure about the appropriateness of an event or action, please seek assistance in interpreting the requirements of these practices by contacting the General Counsel or a member of the Audit Committee.

III.	CONFLICTS OF INTEREST

A Covered Party’s duty to the Company demands that he or she avoid and report actual and apparent conflicts of interest. A conflict of interest exists where the interests or benefits of one person or entity conflict with the interests or benefits of the Company. Examples include:

A. Employment/Outside Employment. In consideration of employment with the Company, Covered Party is expected to devote his or her full attention to the business interests of the Company. Covered Parties are prohibited from engaging in any activity that interferes with their performance or responsibilities to the Company or is otherwise in conflict with or prejudicial to the Company. Our policies prohibit Covered Parties from accepting simultaneous employment with a Company supplier, customer, developer or competitor, or from taking part in any activity that enhances or supports a competitor’s position. Additionally, Covered Parties must disclose to the Company’s Audit Committee any interest that they have that conflicts with or may conflict with the business of the Company.

B. Outside Directorships. It is a conflict of interest to serve as a director of any company that competes with Hungarian Telephone and Cable Corp. Although Covered Parties may serve as a director of a Company supplier, customer, developer, or other business partner, our policy requires that he or she first obtain approval from the Company’s Audit Committee before accepting a directorship.

C. Business Interests. If a Covered Party is considering investing in a Company customer, supplier, developer or competitor, he or she must first take great care to ensure that these investments do not compromise their responsibilities to Hungarian Telephone and Cable Corp. Our policy requires that a Covered Party first obtain approval from the Audit Committee before making an investment that may conflict with, or appear to conflict with, the Covered Party’s responsibilities to the Company. Many factors should be considered in determining whether a conflict exists, including the size and nature of the investment; the Covered Party’s decision-making authority at Hungarian Telephone and Cable Corp.; his or her access to confidential information of Hungarian Telephone and Cable Corp. or of the other company; and the nature of the relationship between Hungarian Telephone and Cable Corp. and the other company.

D. Related Parties. As a general rule, Covered Parties should avoid conducting Company business with a relative or significant other, or with a business in which a relative or significant other is associated in any significant role. Relatives include spouse, sister, brother, daughter, son, mother, father, grandparents, aunts, uncles, nieces, nephews, cousins, step relationships, and in-laws. Significant others include persons living in a spousal, domestic partner or familial fashion with a Covered Party.

If such a related-party transaction is unavoidable, a Covered Party must fully disclose the nature of the related-party transaction to the Company’s Audit Committee, which must review and approve the transaction in writing in advance. The most significant related-party transactions, particularly those involving the Company’s directors or executive officers, must be reviewed and approved in writing in advance by the Company’s Board of Directors. Hungarian Telephone and Cable Corp. must report all such material related-party transactions, if any, of its Covered Parties and members of its Board of Directors under applicable accounting rules, Federal securities laws, SEC rules and regulations, and securities market rules. Any dealings with a related party approved by the Board of Directors or its Audit Committee must be fair to Hungarian Telephone and Cable

Corp. and the related party and be conducted in such a way that no preferential treatment is given to Hungarian Telephone and Cable Corp. or the related party.

E. Payments or Gifts from Others. Under no circumstances may a Covered Party accept any offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value from customers, vendors, consultants, etc. that is perceived as intended, directly or indirectly, to influence or coerce any business decision, any act or failure to act, any commitment of fraud, or any action which would result in the opportunity for the commission of any fraud. Inexpensive gifts, infrequent business meals, celebratory events, and entertainment, provided that they are not excessive or create an appearance of impropriety, do not violate this policy. Questions regarding whether a particular payment or gift violates this policy are to be directed to the General Counsel or the Audit Committee.

Gifts given by Hungarian Telephone and Cable Corp. to suppliers, customers or professional advisors or received from suppliers, customers or professional advisors should always be appropriate to the circumstances and should never be of a kind that could create an appearance of impropriety. The nature and cost must always be accurately recorded in the Company’s books and records.

F. Other Situations. Because other conflicts of interest may arise, it would be impractical to attempt to list all possible situations. If a proposed transaction or situation raises any questions or doubts, consult with the Company’s General Counsel or the Audit Committee.

G. Corporate Opportunities. Covered Parties may not exploit for their own personal gain business opportunities that are of potential interest to Hungarian Telephone and Cable Corp. and are discovered through the use of corporate property, information or his or her position at Hungarian Telephone and Cable Corp. unless the opportunity is disclosed fully in writing to the Company’s Board of Directors and the Board of Directors declines to pursue such opportunity on behalf of the Company.

IV.	DISCLOSURE TO THE SECURITIES AND EXCHANGE COMMISSION AND THE PUBLIC

Our policy is to provide full, fair, accurate, timely, and understandable disclosure in our public communications, including reports and documents that we file with, or submit to, the SEC. Accordingly, our Covered Parties must ensure that they and others in the Company comply with our disclosure controls and procedures and our internal controls for financial reporting. All employees who are involved in the Company’s disclosure process, including Covered Parties, are responsible for acting in furtherance of this policy. In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the Company and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the Company to others, whether inside or outside the Company, including the Company’s independent auditors. No Covered Party may engage in an arrangement that compromises or appears to compromise the integrity of Company’s disclosure controls and procedures or that in any way may be interpreted or construed as misstating or otherwise concealing the nature or purpose of any entries in the books and records of the Company.

V.	COMPLIANCE WITH GOVERNMENTAL LAWS, RULES AND REGULATIONS

The Covered Parties must comply with all applicable governmental laws, rules and regulations. The Covered Parties must be sufficiently familiar with the legal requirements relating to his or her duties to enable him or her to recognize potential dangers and to know when to seek advice from the Company’s General Counsel or Audit Committee. Violations of applicable governmental laws, rules and regulations may subject the Covered Parties to individual criminal or civil liability, as well as to discipline by the Company. Such individual violations may also subject the Company to civil or criminal liability or the loss of business.

VI.	REPORTING VIOLATIONS OF THE CODE

Part of a Covered Party’s job and ethical responsibility is to help enforce this Code. Covered Parties should be alert to possible violations and report possible violations. Reports of a violation, or possible violation, may be made by telephone, in person, or in writing to the General Counsel or a member of the Company’s Audit Committee. A sufficiently detailed description of the factual basis for the allegations should be given in order to allow for an appropriate investigation.

Covered Parties must cooperate in any internal or external investigations of possible violations. Reprisal, threats, retribution or retaliation against any person who has in good faith reported a violation or a suspected violation of law, this Code or other Company policies, or against any person who is assisting in any investigation or process with respect to such a violation, is prohibited.

Hungarian Telephone and Cable Corp. demands full accountability for adherence to this Code by all Covered Parties. Hungarian Telephone and Cable Corp. will take appropriate action against any Covered Party whose actions are found to violate the Code or any other policy of the Company. Disciplinary actions may include immediate termination of employment at the Company’s sole discretion. Where the Company has suffered a loss, it may pursue all available remedies against the individuals or entities responsible. Where laws have been violated, Hungarian Telephone and Cable Corp. will cooperate fully with the appropriate authorities.

VII.	WAIVERS AND AMENDMENTS OF THE CODE

We are committed to continuously reviewing and updating our policies and procedures. Therefore, this Code is subject to modification. Any amendment or waiver (express or implied) of any provision of this Code must be approved in writing by the Company’s Board of Directors and promptly disclosed pursuant to applicable laws and regulations.

VIII.	ACKNOWLEDGMENT OF RECEIPT OF CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

I have received and read Hungarian Telephone and Cable Corp.’s Code of Ethics for Principal Executive, Senior Financial Officers and other Accountable Parties, or the Code. I understand the standards and policies contained in the Code and understand that there may be additional policies or laws specific to my job. I further agree to comply with the Code.

If I have questions concerning the meaning or application of the Code, any Company policies, or the legal and regulatory requirements applicable to my job, I know I can consult the General Counsel or the Company’s Audit Committee, knowing that my questions or reports to these sources will be maintained in confidence.

Covered Party Name

Signature

Date

Please sign and return this form to the General Counsel.